Stellus Capital Investment Corporation Announces the Amendment and Extension of its Revolving Credit Facility

HOUSTON—November 24, 2014 (MARKET WIRE)--Stellus Capital Investment Corporation (NYSE: SCM) (“the Company”) entered into a First Amendment (the “Amendment”) to its Senior Secured Revolving Credit Agreement (the “Credit Facility”), between the Company, SunTrust Bank, as a lender and the administrative agent, and the lenders named therein. The Amendment, among other things, (i) extends the maturity date of the Credit Facility from November 14, 2016 to October 1, 2018; (ii) extends the revolving period from November 12, 2015 to October 1, 2017; and (iii) reduces the applicable margin rate for LIBOR-based loans from 3.00% per annum to 2.625% per annum and reduces the applicable margin rate for other loans, which are based on a reference rate instead of LIBOR, from 2.00% per annum to 1.625% per annum. The Amendment also reduces the initial aggregate commitments under the Credit Facility to $120,000,000, but includes an accordion feature allowing the Company to increase the aggregate commitments up to $195,000,000, subject to new or existing lenders agreeing to participate in the increase and other customary conditions. There can be no assurances that existing lenders will agree to such an increase, or that additional lenders will join the Credit Facility to increase available borrowings.

“We are pleased to have completed this amendment of our Credit Facility which will extend the facility by approximately two years, lower the LIBOR-based rate from 3.00% to 2.625% and size the facility for our current capital base”, said Robert T. Ladd, Chief Executive Officer of the Company.

About Stellus Capital Investment Corporation

The Company is an externally-managed, closed-end, non-diversified investment management company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation by investing primarily in private middle-market companies (typically those with $5.0 million to $50.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization)) through first lien, second lien, unitranche and mezzanine debt financing, and corresponding equity investments. The Company’s investment activities are managed by its investment adviser, Stellus Capital Management. To learn more about Stellus Capital Investment Corporation, visit www.stelluscapital.com under the Stellus Capital Investment Corporation link.

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FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission including the final prospectus that will be filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stellus Capital Investment Corporation

W. Todd Huskinson, (713) 292-5414

Chief Financial Officer

thuskinson@stelluscapital.com